Exhibit 99
 NEWS
[LOGO]
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports 2007 Fourth Quarter and Full-Year Results
and Gives Financial Guidance for 2008

Announces Record Quarterly Cash Flows from Continuing Operations of $26 Million

WESTFORD, Mass., February 13, 2008 – Kadant Inc. (NYSE:KAI) reported record revenues from continuing operations of $96.5 million in the fourth quarter of 2007, an increase of $10.6 million, or 12 percent, compared with $85.9 million in the fourth quarter of 2006. The 2007 period included a $4.9 million increase from foreign currency translation, a $2.8 million decrease due to an additional month of revenue from Kadant Lamort recognized in the 2006 period to conform to the Company’s fiscal year end, and a $0.9 million decrease resulting from the sale of our Casting Products business in April 2007. Excluding these items, revenue growth was 11 percent in the fourth quarter of 2007 over the 2006 period. Operating income from continuing operations in the 2007 quarter increased 59 percent to $10.6 million, versus $6.6 million in 2006. Income from continuing operations (after-tax) was $7.8 million in the fourth quarter of 2007, or $.54 of diluted earnings per share (EPS), versus $4.1 million, or $.29 of diluted EPS a year ago. Including the discontinued operation, net income in the fourth quarter of 2007 was $7.7 million, or $.53 per diluted share, versus $3.8 million, or $.27 per diluted share, in the fourth quarter of 2006.

	Three Months Ended
($ in millions)	Dec. 29, 2007	Dec. 30, 2006	Change	%
Revenues, as reported	$96.5	$85.9	$10.6	12%
Adjustment to revenues for the following:
Favorable foreign currency effect	(4.9)	-	(4.9)	(6)
Additional month for Kadant Lamort to conform to fiscal year end	-	(2.8)	2.8	4
Sale of Casting Products business	-	(0.9)	0.9	1
Revenues, as adjusted	$91.6	$82.2	$9.4	11%

For full-year 2007, Kadant reported record revenues of $366.5 million from continuing operations, an increase of $24.9 million, or 7 percent, compared with $341.6 million in 2006. The 2007 revenues included a $13.0 million increase from foreign currency translation, a $4.5 million increase from Kadant Jining acquired in June 2006, a $2.8 million decrease for the additional month of revenue recognized in 2006 at Kadant Lamort, and a $2.4 million decrease from the sale of our Casting Products business in April 2007. Excluding these items, revenue growth was 4 percent in 2007 over 2006. Operating income from continuing operations in 2007 increased 26 percent to $37.0 million from $29.4 million in 2006. Income from continuing operations (after-tax) was $25.4 million in 2007, or $1.78 of diluted EPS, versus $18.3 million, or $1.30 per diluted share in 2006. Including the discontinued operation, net income in 2007 was $22.7 million, or $1.59 per diluted share, versus $17.1 million, or $1.21 per diluted share, in 2006.

	Twelve Months Ended
($ in millions)	Dec. 29, 2007	Dec. 30, 2006	Change	%
Revenues, as reported	$366.5	$341.6	$24.9	7%
Adjustment to revenues for the following:
Favorable foreign currency effect	(13.0)	-	(13.0)	(4)
Kadant Jining acquisition	(10.5)	(6.0)	(4.5)	(1)
Additional month for Kadant Lamort to conform to fiscal year end	-	(2.8)	2.8	1
Sale of Casting Products business	(1.5)	(3.9)	2.4	1
Revenues, as adjusted	$341.5	$328.9	$12.6	4%

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The Company announced that it entered into a new five-year credit agreement with a group of banks, led by JPMorgan Chase, for a committed unsecured revolving credit facility of $75 million, along with an uncommitted unsecured facility of up to an additional $75 million. The Company also announced that it signed a letter of intent with Prudential Capital Group to enter into a three-year uncommitted unsecured facility under which the Company may issue up to $100 million of senior unsecured notes. The new credit arrangements do not restrict the Company’s ability to repurchase its common stock, as long as it is in compliance with the financial covenants contained in the agreements.

“We ended an exceptional year in 2007 with an unprecedented number of record breaking performances in the fourth quarter,” said William A. Rainville, chairman and chief executive officer of Kadant. “We set new quarterly records for consolidated revenues ($96.5 million), Stock Prep revenues ($43.8 million), Fluid-Handling revenues ($27.4 million), backlog ($109.5 million), and cash flows from continuing operations ($25.8 million). In addition, we set a quarterly record for operating income from continuing operations ($10.6 million) and EPS from continuing operations ($.54), since our spin-off from Thermo Fisher Scientific Inc. in 2001. The cash flow performance was particularly noteworthy, tripling from one of our best cash flow quarters a year ago. As a result of the cash flows in the fourth quarter, we were able to end the year with approximately $62 million in cash, which exceeds our total debt by $21 million. In addition, the credit arrangements we announced today should provide us with the capital resources, if needed, to invest in our business, repurchase our common stock, and make strategic acquisitions.

“We’re entering 2008 with our largest backlog ever, and we continue to see encouraging opportunities for several of our product lines as our customers focus on reducing their energy costs. During 2007, we strengthened our position in China, in all our product lines, and we set the foundation for building the accessories, water-management, and aftermarket businesses there. These actions, including our efforts to secure more products from lower cost sources, both internally and externally, will help us to continue to grow our profitability in 2008. Nevertheless, the worldwide economy is showing some signs of weakness and we need to temper our outlook in these uncertain economic times in light of the overall conditions in the world economy.

“We expect to report GAAP diluted EPS of $.30 to $.32 from continuing operations in the first quarter of 2008, including a $.02 gain from the sale of assets, on revenues of $88 to $90 million. For the full year, we expect to achieve GAAP diluted EPS of $1.85 to $1.90 from continuing operations on revenues of $385 to $395 million. The full year 2008 guidance includes approximately $.18 of estimated non-cash employee equity expense, compared to $.07 in 2007. In addition, an expected increase in the tax rate in 2008 will have the effect of decreasing the 2008 results by approximately $.07 as compared to 2007.”

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including earnings before interest, taxes, depreciation, and amortization (EBITDA) and revenues adjusted to exclude the impact from Kadant Lamort conforming to our fiscal year end, results from our acquisition and disposition, and the effects of foreign currency translation. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operations and future prospects, consistent with how management measures and forecasts Kadant's performance, especially when comparing such results to previous periods or forecasts. We also believe this information is responsive to investors' requests and gives them an additional measure of Kadant's performance.

We use non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our underlying operating performance and comparing such performance to that of prior periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release and in the accompanying tables.

Conference Call

Kadant will hold its earnings conference call on Thursday, February 14, 2008, at 11 a.m. Eastern time. To listen, call 800-709-2159 within the U.S., or 973-582-2810 outside the U.S. You can also listen to the conference call live on the Web by visiting www.kadant.com and clicking on “Investors.” An audio archive of the call will be available on our Web site until March 13, 2008.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
Consolidated Statement of Income	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006

Revenues	$96,453	$85,869	$366,496	$341,613

Costs and Operating Expenses:
Cost of revenues	59,701	52,732	227,716	214,919
Selling, general, and administrative expenses	25,029	24,081	95,616	90,236
Research and development expenses	1,367	1,731	5,957	6,201
Restructuring costs (income), net	(219)	677	(219)	815
Loss on sale of subsidiary (a)	-	-	388	-
	85,878	79,221	329,458	312,171

Operating Income	10,575	6,648	37,038	29,442
Interest Income	537	378	1,570	1,121
Interest Expense	(732)	(849)	(3,086)	(3,328)

Income from Continuing Operations Before Provision for
Income Taxes and Minority Interest Expense	10,380	6,177	35,522	27,235
Provision for Income Taxes	2,513	2,011	9,784	8,688
Minority Interest Expense	89	71	320	266

Income from Continuing Operations	7,778	4,095	25,418	18,281

Loss from Discontinued Operation, Net of Tax	(104)	(260)	(2,750)	(1,184)

Net Income	$7,674	$3,835	$22,668	$17,097

Basic Earnings per Share
Income from Continuing Operations	$.54	$.29	$1.80	$1.32
Loss from Discontinued Operation	-	(.02)	(.19)	(.08)
Net Income	$.54	$.27	$1.61	$1.24

Diluted Earnings per Share
Income from Continuing Operations	$.54	$.29	$1.78	$1.30
Loss from Discontinued Operation	(.01)	(.02)	(.19)	(.09)
Net Income	$.53	$.27	$1.59	$1.21

Weighted Average Shares
Basic	14,273	14,037	14,116	13,816

Diluted	14,426	14,277	14,290	14,097

	Three Months Ended		Twelve Months Ended
Business Segment Information (b)	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006

Revenues:
Pulp and Papermaking Systems	$94,598	$82,900	$356,334	$327,501
Other	1,855	2,969	10,162	14,112

	$96,453	$85,869	$366,496	$341,613

Gross Profit Margin:
Pulp and Papermaking Systems	38%	39%	38%	37%
Other	35%	26%	32%	28%

	38%	39%	38%	37%

Operating Income:
Pulp and Papermaking Systems	$13,828	$9,186	$49,128	$38,604
Corporate and Other	(3,253)	(2,538)	(12,090)	(9,162)

	$10,575	$6,648	$37,038	$29,442

Bookings from Continuing Operations:
Pulp and Papermaking Systems	$99,339	$75,160	$389,541	$339,422
Other	2,517	3,139	10,242	14,244

	$101,856	$78,299	$399,783	$353,666

Capital Expenditures from Continuing Operations:
Pulp and Papermaking Systems	$1,571	$1,265	$4,436	$3,579
Corporate and Other	336	282	472	518

	$1,907	$1,547	$4,908	$4,097

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	Three Months Ended		Twelve Months Ended
Cash Flow and Other Data from Continuing Operations	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006

Cash Provided by Operations	$25,831	$8,580	$33,509	$12,333
Depreciation and Amortization Expense	1,888	2,144	7,363	7,758

Balance Sheet Data			Dec. 29, 2007	Dec. 30, 2006

Cash and Cash Equivalents			$61,553	$39,634
Short- and Long-term Debt			40,700	53,982
Shareholders' Investment			278,751	237,965

	Three Months Ended		Twelve Months Ended
EBITDA Data	Dec. 29, 2007	Dec. 30, 2006	Dec. 29, 2007	Dec. 30, 2006

Consolidated
GAAP Operating Income	$10,575	$6,648	$37,038	$29,442
Depreciation and Amortization	1,888	2,144	7,363	7,758
Loss on sale of subsidiary (a)	-	-	388	-

EBITDA (c)	$12,463	$8,792	$44,789	$37,200

Pulp and Papermaking Systems
GAAP Operating Income	$13,828	$9,186	$49,128	$38,604
Depreciation and Amortization	1,759	2,007	6,845	7,171

EBITDA (c)	$15,587	$11,193	$55,973	$45,775

Corporate and Other (b)
GAAP Operating Loss	$(3,253)	$(2,538)	$(12,090)	$(9,162)
Depreciation and Amortization	129	137	518	587
Loss on sale of subsidiary (a)	-	-	388	-

EBITDA	$(3,124)	$(2,401)	$(11,184)	$(8,575)

(a)	Reflects a pre-tax loss on the sale of the Casting Products business on April 30, 2007.

(b)	"Other" includes the results from the Fiber-based Products business and the Casting Products business through its sale on April 30, 2007.

(c)	Includes restructuring income of $219 in the three- and twelve-month periods ended December 29, 2007 and restructuring costs of $677 and $815 in the three- and twelve-month periods ended December 30, 2006, respectively.

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About Kadant

Kadant Inc. is a leading supplier to the global pulp and paper industry, with a range of products and services for improving efficiency and quality in pulp and paper production, including paper machine accessories and systems for stock preparation, fluid handling, and water management. Our fluid-handling products are also used to optimize production in the steel, rubber, plastics, food, and textile industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $366 million in 2007 and 2,000 employees in 16 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward looking statements about our expected future financial and operating performance, demand for our products, growth opportunities and strategies, and the terms and restrictions in our credit agreements. There can be no assurance that we will be able to complete the uncommitted unsecured facility with Prudential Capital Group described in this release at all or on terms favorable to us. Additionally, important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading "Risk Factors" in Kadant's quarterly report on Form 10-Q for the period ended September 29, 2007. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; international sales and operations; competition; our debt obligations; restrictions in our credit agreement; litigation and warranty costs related to our discontinued operation; our acquisition strategy; future restructurings; factors influencing our fiber-based products; protection of patents and proprietary rights; fluctuations in quarterly operating results; and anti-takeover provisions.

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